UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act Of 1934

Date of Report (Date of Earliest Event Reported): February 24, 2015 (February 20, 2015)

Comstock Holding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1886 METRO CENTER DRIVE, FOURTH FLOOR

RESTON, VIRGINIA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The disclosure set forth in Item 2.03 is hereby incorporated into this item by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 20, 2015, Comstock Holding Companies, Inc. (the “Company”), through its subsidiary Comstock Stone Ridge, L.C. (the “Borrower”), entered into a loan agreement (“Loan Agreement”) and related documents with Cardinal Bank, lender, pursuant to which the Borrower secured up to a Seven Million Four Hundred Thousand Dollar ($7,400,000) acquisition, development and construction loan (the “Loan”) to finance the Borrower’s acquisition and development of its Stone Ridge single family home project in Loudoun County, Virginia (the “Project”). Under the terms of the Loan Agreement, the Loan provides for an initial variable interest rate of Prime plus one-half percent with an interest rate floor of four and one-half percent (4.5%). The Loan has a maturity date of twenty-four (24) months from the date of the closing of the Loan, with two, six (6) month extensions so long as the Borrower, among other things, sells and settles at least ten (10) units within the first twenty-four (24) months following the closing of the Loan, and at least eighteen (18) units within the first thirty (30) months following the closing of the Loan. There is no prepayment penalty associated with the Loan, which is secured by a first deed of trust on the Project. The Loan is fully guaranteed by the Company, with a limited guaranty by Christopher Clemente, the CEO of the Company. Mr. Clemente has initially agreed not to charge a credit enhancement fee for the Loan as authorized by the Credit Enhancement Agreement previously entered into by and between the Company and Mr. Clemente. The foregoing summary of the Loan Agreement is qualified in its entirety by the provisions of the Loan Agreement, which the Company intends to file with its Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2015

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente, Chief Executive Officer